Exhibit 99.1

Index

Consolidated Financial Statements, January 31, 2003:
Consolidated Balance Sheet	1
Consolidated Statement of Operations	2
Consolidated Statement of Cash Flows	3

RBX CORPORATION

CONSOLIDATED BALANCE SHEET

January 31, 2003

(in thousands)

ASSETS

Cash and cash equivalents	$1,006
Accounts receivable, less allowance for doubtful accounts of $1,803	21,602
Inventories	17,474
Prepaid and other current assets	1,640

Total current assets	41,722
Property, plant and equipment, net	54,323
Intangible assets	18,058
Assets held for sale	5,481
Other assets	261

Total assets	$119,845

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$11,604
Accrued liabilities	8,248
Current portion of postretirement benefit obligation	3,498
Current portion of long-term debt	2,000

Total current liabilities	25,350
Long-term debt	46,288
Postretirement benefit obligation	22,517
Pension benefit obligation	18,334
Other liabilities	1,704

Total liabilities	114,193
Stockholders’ equity:
Common stock, $0.001 par value, 5,000,000 shares authorized, 1,000,000 issued and outstanding	1
Additional paid-in capital	15,160
Accumulated deficit	(7,612)
Other comprehensive loss	(1,897)

Total stockholders’ equity	5,652

Commitments and contingencies

Total liabilities and stockholders’ equity	$119,845

RBX CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For the month ended January 31, 2003

(in thousands)

Net sales	$12,511
Cost of goods sold	10,844

Gross profit	1,667
Selling, general and administrative costs	1,557
Other (income) expense	133

Operating income (loss)	(23)
Interest expense	428

Income (loss) before income taxes	(451)
Income tax expense	10

Net income (loss)	$(461)

RBX CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

For the month ended January 31, 2003

(in thousands)

OPERATING ACTIVITIES
Net income (loss)	$(461)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	300
Loss on disposal of equipment	133
Increase (decrease) in cash from changes in operating assets and liabilities:
Accounts receivable	1,067
Inventories	(1,098)
Prepaid and other current assets	60
Accounts payable	862
Accrued liabilities	142
Other liabilities	76

Net cash used in operating activities	1,081

INVESTING ACTIVITIES
Capital expenditures	(24)
Proceeds from disposals of property, plant and equipment	115

Net cash used in investing activities	91

FINANCING ACTIVITIES
Proceeds from borrowings	12,122
Principal payments on long-term debt	(13,841)

Net cash provided by financing activities	(719)

Net increase in cash and cash equivalents	453
Cash and cash equivalents:
Beginning of period	553

End of period	$1,006

3